Exhibit 10.9

Pluri Inc.

STOCK OPTION AGREEMENT

Amended and Restated 2016 Equity Compensation Plan

Made as of ______________

BETWEEN:	Pluri Inc.

A corporation incorporated under the laws of the State of Nevada, USA

(hereinafter the “Company”)

AND:

Name:

ID:

Address:

(hereinafter the “Optionee”)

WHEREAS	on March 29, 2016, the Company duly adopted and the Compensation Committee approved the 2016 Equity Compensation Plan and on May 31, 2016, the Company’s stockholders approved the adoption of the 2016 Equity Compensation Plan. On March 12, 2025, and on March 13, 2025, the Compensation Committee of the Board and the Board, respectively, adopted the Amended and Restated 2016 Equity Compensation Plan and on June 30, 2025, the Company’s stockholders approved the adoption of the Amended and Restated 2016 Equity Compensation Plan, a copy of which has been made available to the Optionee, forming an integral part hereof (the “Plan”); and-

WHEREAS	pursuant to the Plan, the Company has determined to grant the Optionee the Option to purchase Common Shares of the Company, subject to the terms and conditions of the Plan and this Agreement;

NOW, THEREFORE, it is agreed as follows:

1.	Preamble and Definitions

1.1.	The preamble to this Agreement constitutes an integral part of this Agreement, as do the terms of the Plan.

1.2.	Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan.

2.	Grant of Options

2.1.	The Company hereby grants to the Optionee the number of Options set forth in Exhibit A hereto. Each Option will be exercisable for one Common Share upon payment of the Exercise Price set forth in Exhibit A, subject to the terms and conditions of the Plan and this Option Agreement.

2.2.	The Optionee is aware that the Company intends in the future to issue additional shares and to grant additional options to various entities and individuals, as the Company in its sole discretion shall determine.

3.	Period of Option and Conditions of Exercise

3.1.	The terms of this Option Agreement shall commence on the Date of Grant and terminate at the Expiration Date as set out on Exhibit A, or at the time at which the Option expires pursuant to the terms of the Plan or pursuant to this Option Agreement.

3.2.	Options may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. Any fractional Common Share that would otherwise be deliverable upon exercise will be forfeited.

4.	Vesting; Period of Exercise

Subject to the Plan, the Options will vest and become exercisable in accordance with the vesting schedule set forth in Exhibit A, provided that the Optionee remains in continuous service as an employee, director, officer or consultant of the Company or an Affiliate through the applicable vesting date.

Unless the Board determines otherwise, the Options will expire on the date that is ten (10) years after the Grant Date (the “Expiration Date”). Any Option not exercised before the Expiration Date will automatically expire and cease to be exercisable, and all rights with respect to that Option will be cancelled. If the Optionee’s service with the Company and its Affiliates terminates for any reason other than death, retirement, Disability or Cause, any vested but unexercised Options may be exercised until the earlier of: (a) ninety (90) days after the termination date; and (b) the Expiration Date. All unvested Options will terminate immediately upon the termination of the Optionee’s service, and any vested Options not exercised within the foregoing period will expire and be forfeited. The expiration or termination of the Plan will not affect any Options granted before that date, which will remain outstanding and exercisable in accordance with the Plan and this Option Agreement. In the event of any conflict between this Option Agreement (including Exhibit A) and the Plan, the Plan will govern.

5.	Adjustment; Acceleration

The Options are subject to adjustment and treatment upon a transaction or other change in capitalization only as provided in the Plan, unless otherwise expressly set forth in Exhibit A and approved by the Plan Administrator.

Subject to the Company’s then-applicable policy regarding Directors Ongoing Compensation, the Optionee’s specific terms of employment or service, if applicable, and approval by the Plan Administrator, the Plan Administrator may provide for acceleration of vesting of unvested Options as follows: (a) upon termination by the Company or a Subsidiary of the Optionee’s employment or service arrangement other than for Justifiable Cause, up to one hundred percent (100%) of the unvested Options; (b) upon termination by the Optionee of the Optionee’s employment or service arrangement with the Company or a Subsidiary, up to fifty percent (50%) of the unvested Options, in the Board’s discretion; and (c) upon a Change of Control, provided that the Optionee remains employed by or in service with the Company or a Subsidiary through the applicable acceleration date, up to one hundred percent (100%) of the unvested Options. Any acceleration in connection with a Change of Control will occur ten (10) days before the effective date of the Change of Control, and the Committee will notify the Optionee that the accelerated Options are fully vested and exercisable for the ten (10)-day period following that notice, subject to the earlier expiration of the Options under this Agreement or the Plan.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following: (i) any Person, or Persons acting as a group or in concert, acquires beneficial ownership of Company stock that, together with stock already held by that Person or group, represents more than thirty percent (30%) of the total voting power of the Company’s outstanding stock; (ii) a consolidation or merger of the Company in which the Company’s stockholders immediately before the transaction do not, immediately after the transaction, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity or its ultimate parent; (iii) the sale, lease or other transfer of all or substantially all of the Company’s assets to an independent, unaffiliated third party in one transaction or a series of related transactions; or (iv) during any twelve (12)-month period, the replacement of fifty percent (50%) or more of the Board by directors whose appointment or election was not endorsed by at least fifty percent (50%) of the Board in office before that appointment or election

6.	Exercise of Options

6.1.	Options may be exercised, to the extent vested, in accordance with Section 7.1 of the Plan and this Option Agreement.

6.2.	As a condition to the issuance of Common Shares upon exercise of any Options, the Optionee will execute and deliver any documents required by Applicable Laws or the Company’s organizational documents.

6.3.	The Company shall not be obligated to issue any Shares upon the exercise of an Option if such issuance, in the opinion of the Company, might constitute a violation by the Company of any provision of law.

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7.	Restrictions on Transfer of Options and Shares

7.1.	The Options, and the rights and privileges conferred by the Options, may not be transferred, assigned, pledged or hypothecated except by will or the laws of descent and distribution, and are otherwise subject to the transfer restrictions set forth in the Plan. Any Common Shares issued upon exercise of the Options will be subject to the Plan, the Company’s organizational documents and any applicable shareholder agreement or other restrictions binding on holders of Common Shares.

7.2.	If the Options are designated as Approved 102 Awards, the Options and any Common Shares issued upon their exercise must be held by the Trustee for the “Holding Period,” meaning the period required under Section 102 of the Israeli Income Tax Ordinance 1961, as amended (the “Ordinance”) and the regulations thereunder, which, currently, is twenty-four (24) months from the Date of Grant. The Options and Common Shares will otherwise be administered in accordance with Section 102 of the Ordinance and the rules, regulations, orders and procedures promulgated thereunder. Any sale or release from trust during the Holding Period will be subject to the applicable consequences under Section 102, which will be borne by the Optionee.

7.3.	With respect to an Unapproved 102 Award, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee will provide the Company and/or its Affiliate with security or a guarantee for the payment of tax due at the time of sale of Common Shares, in each case in accordance with Section 102 and the rules, regulations, orders and procedures promulgated thereunder.

7.4.	The Optionee will not dispose of any Common Shares in a transaction that would violate Applicable Laws.

7.5.	The Optionee agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Optionee’s rights according to this Option Agreement).

8.	Taxes; Indemnification

8.1.	Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

8.2.	The Optionee will not be entitled to receive from the Company and/or the Trustee any Common Shares allocated or issued upon exercise of the Options until the Optionee’s tax liabilities arising from the Options and/or the Common Shares issued upon exercise have been paid in full. Neither the Company nor the Trustee will be required to issue, transfer or release any Common Shares until all amounts required to be paid by the Optionee have been fully satisfied.

8.3.	The receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. THE OPTIONEE IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

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8.4.	With respect to Approved 102 Awards, the Optionee acknowledges familiarity with Section 102 and the regulations, rules, orders and procedures promulgated thereunder, including the type of Award granted hereunder and the tax implications applicable to the grant.

9.	Miscellaneous

9.1.	No Obligation to Exercise Options. The grant and acceptance of the Options imposes no obligation on the Optionee to exercise the Options.

9.2.	Confidentiality. The Optionee shall regard the information in this Option Agreement and its exhibits attached hereto as confidential information and the Optionee shall not reveal its contents to anyone except when required by law or for the purpose of obtaining legal or tax advice.

9.3.	Continuation of Employment or Service. Neither the Plan nor this Option Agreement imposes any obligation on the Company or an Affiliate to continue the Optionee’s employment or service. Nothing in the Plan or this Option Agreement confers on the Optionee any right to continued employment or service, or restricts the right of the Company or an Affiliate to terminate the Optionee’s employment or service at any time.

9.4.	Entire Agreement. Subject to the Plan, this Option Agreement, together with Exhibit A, constitutes the entire agreement between the Optionee and the Company with respect to the Options and supersedes all prior agreements, understandings and arrangements, whether oral or written, concerning the Options.

9.5.	Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Option Agreement or the Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.6.	Provisions of the Plan. The Options are granted pursuant to the Plan and are governed by, and subject to, all terms and provisions of the Plan. This Option Agreement will be interpreted in accordance with the Plan. In the event of any conflict between the Plan and this Option Agreement, the Plan will prevail.

9.7.	Binding Effect. This Option Agreement will be binding on the Optionee and the Optionee’s heirs, executors, administrators and permitted successors and assigns, and on the Company and its successors and assigns.

9.8.	Notices. Any notice or other communication under this Option Agreement must be in writing and delivered personally, by registered mail, email or facsimile with written confirmation of receipt, to the Company or the Optionee at the applicable address or email address reflected in the Company’s records, or to any other address or email address designated by written notice. The Optionee is responsible for notifying the Company in writing of any change in the Optionee’s address or email address. The Company will be deemed to have complied with any notice obligation by sending notice to the most recent address or email address reflected in its records.

9.9.	Data Privacy; Data Transfer. Information relating to the Optionee and the Options that is received from the Optionee or others, or otherwise held by the Company or its Affiliates, including sensitive personal information (collectively, “Information”), may be used by the Company, its Affiliates, the Trustee and their respective service providers to administer the Plan and the Options, comply with Applicable Laws, and conduct their respective businesses, including in connection with corporate transactions. The Company and its Affiliates may transfer Information among themselves and to third parties, including persons located outside the Optionee’s country of residence, for those purposes. The Company will use commercially reasonable efforts to limit transfers of Information to the scope reasonably necessary for those purposes. By accepting the Options, the Optionee acknowledges and agrees to the collection, use, storage and transfer of Information as described in this Section.

Pluri Inc.
By:
Title:

I, the undersigned, hereby acknowledge receipt of a copy of the Plan and related ancillary documents, and accept the Options subject to all of the terms and provisions thereof. I have reviewed the Plan and this Option Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understand all provisions of this Option Agreement. I agree to notify the Company upon any change in the residence address indicated above.

Date	Optionee’s Signature

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EXHIBIT A

TERMS OF THE OPTION

Name of the Optionee:
Date of Grant:
Designation:
Plan:	Amended and Restated 2016 Equity Compensation Plan
Number of Options granted:
Exercise Price:
Vesting Schedule:
Expiration Date:	[10 years from Grant Date]
Special Adjustment / Acceleration terms:

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